Filed by Queens County Bancorp, Inc.
Pursuant to Rule 425 Under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company:  Queens County Bancorp, Inc.
Commission File No. 0-22278

October 11, 2000	Ilene A. Angarola Vice President Investor Relations 718-359-6401, ext. 275

QUEENS COUNTY BANCORP, INC. REPORTS 3RD QUARTER 2000 EARNINGS;
DILUTED CORE EPS RISE 7.2%TO $0.45 FROM DILUTED CORE EPS OF $0.42

Queens, N.Y., October 11, 2000 – Queens County Bancorp, Inc. (Nasdaq: QCSB) today reported diluted core earnings per share of $0.45 for the three months ended September 30, 2000, up from diluted core earnings per share of $0.42 for the three months ended September 30, 1999(1). Core earnings totaled $7.8 million in the current third quarter, as compared to $7.9 million in the third quarter of 1999(1), and provided a 1.48% return on average assets and a 23.83% return on average stockholders’ equity.

For the nine months ended September 30, 2000, the Company reported diluted core earnings per share of $1.29, up 9.3% from diluted core earnings per share of $1.18 in the year-earlier nine months(2). Core earnings rose to $23.1 million from the year-earlier $22.5 million, and provided an ROA and ROE of 1.54% and 23.50%, respectively(2).

The Company also reported cash earnings of $9.5 million, or $0.54 per diluted share, for the three months ended September 30, 2000, and cash earnings of $29.8 million, or $1.65 per diluted share, for the nine months ended at that date. The $9.5 million provided a cash ROA and ROE of 1.81% and 28.99%, respectively, while the $29.8 million provided a cash ROA and ROE of 1.98% and 30.22%, respectively. The Company’s three- and nine-month cash earnings contributed 21.6% and 28.6% more to capital than its GAAP earnings alone.

Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “We are pleased to report that our acquisition of Haven Bancorp, Inc. is proceeding as previously announced, and is expected to be completed by the end of the year.”

(1)	Third quarter 1999 data excludes an after-tax curtailment gain of $862,000, or $0.04 per share, pursuant to the freezing of the Bank's defined benefit pension plan at September 30, 1999.
(2)	Data for the first nine months of 1999 excludes the curtailment gain cited in footnote 1 and a net benefit of $1.1 million, or $0.06 per share, stemming from the reversal of $2.0 million from the allowance for loan losses in the first quarter.

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Queens County Bancorp, Inc. Reports 3rd Quarter 2000 Earnings	2 2 2 2 2

“During the third quarter, we took certain actions to prepare for the fourth quarter. In addition to allocating $18.6 million to purchase shares of the Company and Haven Bancorp in anticipation of the transaction, we made the decision to accumulate short-term, higher-cost liabilities, and to issue $25.0 million in Trust Preferred Securities, with the purchase of Trust Preferred Securities to offset the cost,” Mr. Ficalora said. “While these significant strategies, in the near term, resulted in reductions in our spread and margin and return on average assets, they will render our imminent balance sheet restructuring more flexible and productive, not only improving the above-mentioned performance measures, but also fostering the growth of quality assets, capital contributions, and earnings per share.”

Earnings Summary for the Three Months Ended September 30, 2000

The Company recorded interest income of $40.6 million in the third quarter of 2000, up 10.3% from $36.8 million in the third quarter of 1999. The increase reflects a $142.2 million, or 7.6%, rise in the average balance of interest-earning assets to $2.0 billion and a 20-basis point rise in the average yield to 8.06%. Mortgage and other loans contributed $36.7 million to total interest income, up $2.7 million from $33.9 million in the year-earlier three months. The 8.0% increase stemmed from a $110.4 million, or 6.6%, rise in the average balance of loans to $1.8 billion, together with an 11-basis point rise in the average yield to 8.17%. Securities accounted for $3.8 million of total interest income, up from $2.6 million in the third quarter of 1999. The 42.8% increase reflects a $36.1 million, or 21.1%, rise in the average balance of securities to $207.6 million and a 110-basis point rise in the average yield to 7.24%. Additional interest income stemmed from the Company’s portfolios of mortgage-backed securities held to maturity and money market investments. The interest income provided by mortgage-backed securities declined $141,000 to $58,000, the net effect of a $9.4 million reduction in the average balance to $3.2 million and a 98-basis point increase in the average yield to 7.32%. Money market investments provided interest income of $145,000, up $91,000, the result of a $5.1 million rise in the average balance to $9.3 million and a 110-basis point rise in the average yield to 6.19%.

Interest expense rose to $24.3 million from the year-earlier $19.3 million, reflecting a $182.4 million, or 10.6%, rise in the average balance of interest-bearing liabilities to $1.9 billion and a 63-basis point rise in the average cost of funds to 5.08%. Borrowings represented $12.7 million of total interest expense, up from $8.3 million, reflecting a $209.1 million increase in the average balance of borrowings to $830.7 million and a 77-basis point increase in the average cost to 6.06%. During the quarter, borrowings were utilized to fund the Company’s substantial mortgage loan production and to repurchase approximately 700,000 shares of Company stock. As it is management’s intent to reduce the balance of borrowings upon completion of the pro forma balance sheet restructuring, the level of interest expense associated with such funding is expected to be reduced.

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Queens County Bancorp, Inc. Reports 3rd Quarter 2000 Earnings	3 3 3 3 3

CDs contributed third quarter 2000 interest expense of $9.3 million, up from $8.6 million, the net effect of a 74-basis point increase in the average cost of CDs to 5.55% and a $43.9 million reduction in the average balance to $666.4 million. Other funding (savings accounts, NOW and money market accounts, non-interest-bearing accounts, and mortgagors’ escrow) generated combined interest expense of $2.3 million, down $28,000 from the third quarter 1999 amount. The decline was the net effect of a $24.0 million increase in the average balance to $447.8 million and a 15-basis point decline in the average cost to 2.09%. The higher average balance includes a $6.8 million rise in non-interest-bearing deposits to $44.7 million.

Net interest income totaled $16.3 million in the current third quarter, down $1.3 million from the year-earlier level, but fairly consistent with the level recorded in the trailing three months. Similarly, the Company recorded an interest rate spread and net interest margin of 2.98% and 3.23% in the third quarter of 2000, down 43 and 52 basis points, respectively, from the third quarter 1999 measures, but a more modest 13 and 19 basis points below the measures recorded in the second quarter of 2000. In addition to the 125-basis point rise in short-term interest rates over the twelve-month period, the reductions in net interest income, spread, and margin reflect the third quarter 2000 allocation of $18.6 million toward the purchase of Company and Haven Bancorp shares, the higher cost of short-term liabilities, and the ongoing effect of shifting the earnings on the Company’s $30.0 million investment in Bank-owned Life Insurance (“BOLI”) from interest income into other income.

The provision for loan losses was suspended for the 21st consecutive quarter, continuing a practice initiated in the third quarter of 1995.

Other operating income more than doubled, to $1.3 million, spurred by a $607,000 increase in other income to $719,000 and a $76,000 increase in fee income to $545,000. The growth in other income primarily stemmed from the Company’s fourth quarter 1999 investment in BOLI. Were the tax-equivalent income of $900,000 per quarter from this investment considered in net interest income, the Company’s third quarter spread and margin (reported above) would rise to 3.05% and 3.37%, respectively.

Operating expense totaled $5.7 million in the current third quarter, representing 1.08% of average assets (0.98% on a cash earnings basis) and contributing to an efficiency ratio of 32.40% (29.32% on a cash earnings basis). Absent the previously cited extraordinary item, the Company’s third quarter 1999 operating expense would have totaled $5.2

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Queens County Bancorp, Inc. Reports 3rd Quarter 2000 Earnings	4 4 4 4 4

million, including $3.4 million in core compensation and benefits expense. By comparison, the Company recorded compensation and benefits expense of $3.5 million in the third quarter of 2000. The $100,000 increase was partially tempered by an $86,000 reduction in stock benefit plan-related expenses to $541,000.

The Company’s third quarter 2000 operating expense also reflects a $315,000 increase in occupancy and equipment expense to $768,000, an $11,000 increase in general and administrative (“G&A”) expense to $1.2 million, and a $48,000 increase in other operating expense to $178,000. The rise in occupancy and equipment expense primarily reflects the expansion of the branch network.

Income tax expense declined $1.7 million to $4.1 million, reducing the effective tax rate to 34.3% from 39.9%. The decline further reflects the aforementioned investment in BOLI and a $1.7 million decline in the income tax benefit stemming from the Company’s stock-related benefit plans. In the third quarter of 2000, the plan-related benefit totaled $450,000, as compared to $2.2 million in the third quarter of 1999.

Earnings Summary for the Nine Months Ended September 30, 2000

The Company recorded interest income of $115.0 million in the first nine months of 2000, representing a 9.6% increase from $104.9 million in the first nine months of 1999. The increase reflects a $151.6 million, or 8.6%, rise in the average balance of interest-earning assets to $1.9 billion and an eight-basis point rise in the average yield to 7.98%. Mortgage and other loans generated interest income of $104.4 million, exceeding the year-earlier level of $96.4 million by 8.3%. The increase stemmed from a $128.5 million rise in the average balance of loans to $1.7 billion, together with a one-basis point rise in the average yield to 8.13%. Securities contributed interest income of $10.1 million, up $2.9 million, or 39.8%, from the year-earlier amount. The increase reflects a $41.0 million, or 25.8%, rise in the average balance of securities to $200.2 million and a 67-basis point rise in the average yield to 6.73%. Mortgage-backed securities provided interest income of $180,000, down $650,000, the net effect of a $12.9 million decline in the average balance to $3.3 million and a 42-basis point rise in the average yield to 7.25%. The interest income derived from money market investments fell $113,000 to $274,000, the net effect of a $5.0 million decline in the average balance to $6.1 million and a 131-basis point increase in the average yield to 5.98%. The Company’s interest income does not reflect the $30.0 million investment in BOLI, which provides the equivalent of $2.7 million in interest income and an average yield of 9.06%.

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Queens County Bancorp, Inc. Reports 3rd Quarter 2000 Earnings	5 5 5 5 5

Interest expense totaled $65.9 million in the current nine-month period, as compared to $53.3 million in the first nine months of 1999. The increase stemmed from a $189.4 million, or 11.7%, rise in the average balance of interest-bearing liabilities to $1.8 billion, coupled with a 47-basis point rise in the average cost to 4.88%. Borrowings generated $33.4 million of total interest expense, an increase of $13.0 million, reflecting both a $237.0 million rise in the average balance of borrowings to $754.0 million and a 65-basis point rise in the average cost to 5.91%. The significant increase in such funds is attributable to the level of mortgage loan originations during the nine-month period and to the acceleration of the Company’s share repurchase program during the third quarter of the year. CDs generated interest expense of $25.4 million, down $1.1 million from $26.5 million in the year-earlier nine months. The reduction was the net effect of an $80.8 million decline in the average balance of CDs to $641.3 million and a 39-basis point increase in the average cost to 5.29%. Other funding produced combined interest expense of $7.2 million, up from $6.4 million in the first nine months of 1999. The increase stemmed from a $40.3 million rise in the average balance to $452.4 million and a five-basis point rise in the average cost to 2.12%. The higher average balance includes a $7.1 million rise in non-interest-bearing deposits to $43.8 million.

Net interest income thus totaled $49.0 million for the first nine months of 2000, as compared to $51.6 million in the year-earlier nine-month period. Pressured by rising market interest rates and the increased use of borrowings to fund the accelerated share buyback, the Company’s interest rate spread and net interest margin similarly declined, to 3.10% and 3.40%, respectively, from the year-earlier 3.49% and 3.89%. Had the Company’s BOLI income been recorded as net interest income in the current nine-month period, the Company’s spread and margin would have widened to 3.16% and 3.54%, respectively.

While the Company’s earnings for the current nine-month period reflect the suspension of the provision for loan losses, the year-earlier period reflects the reversal of $2.0 million from the loan loss allowance, which resulted in a $1.1 million, or $0.06 per share, net benefit.

Year-to-date earnings were boosted by a $1.9 million increase in other operating income to $3.6 million, reflecting a $1.8 million rise in other income to $2.1 million and a $134,000 rise in fee income to $1.5 million. The increase in other income stemmed primarily from the Company’s BOLI investment.

Operating expense for the current nine months totaled $16.8 million, representing 1.12% of average assets (1.03% on a cash earnings basis) and contributing to an efficiency ratio of 31.98% (29.36%, on a cash earnings basis). For the first nine months of 1999, core operating expense totaled $16.6 million, including core compensation and benefits expense of

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Queens County Bancorp, Inc. Reports 3rd Quarter 2000 Earnings	6 6 6 6 6

$11.0 million. By comparison, the Company recorded compensation and benefits expense of $10.4 million in the first nine months of 2000. The $600,000 decline largely reflects a $567,000 reduction in stock benefit plan-related expenses to $1.4 million. The Company’s nine-month 2000 operating expense also reflects a $568,000 rise in occupancy and equipment expense to $2.2 million, a $21,000 rise in G&A expense to $3.7 million, and a $189,000 rise in other expense to $530,000.

Income tax expense declined to $12.7 million for the first nine months of 2000 from $15.9 million for the first nine months of 1999, reducing the effective tax rate to 35.4% from 39.4%. In addition to the Company’s BOLI investment, the reduction reflects a decline in the plan-related tax benefit to $3.2 million from $5.7 million.

Balance Sheet Summary

The Company recorded asset growth of 13.3% in the nine months ended September 30, 2000, as total assets rose to $2.2 billion from $1.9 billion at December 31, 1999. The $254.0 million increase was driven by a $225.0 million, or 14.0%, rise in mortgage loans outstanding, fueled by originations of $467.0 million in the first nine months of the year. Specifically, the mortgage loan portfolio rose to $1.8 billion, fueled by a $224.9 million, or 16.7%, increase in multi-family mortgage loans. At quarter’s end, the multi-family mortgage loan portfolio totaled $1.6 billion, representing 86.1% of outstanding mortgage loans. The average multi-family mortgage loan had a principal balance of $1.5 million and a loan-to-value ratio of 57.1%. The growth in multi-family mortgage loans reflects year-to-date originations of $435.6 million, including third quarter originations of $196.8 million, which represented 94.1% of total mortgage originations in the three-month period. At October 10, 2000, the Company had a pipeline of $64.1 million, primarily comprised of multi-family mortgage loans.

The growth in loans also reflects a $14.7 million increase in commercial real estate loans outstanding and a $1.4 million increase in construction loans. Reflecting year-to-date originations of $20.9 million, the balance of commercial real estate loans rose to $110.7 million, while the balance of construction loans rose to $6.2 million, after originations of $5.0 million. The balance of one-to-four family mortgage loans declined $15.9 million to $136.7 million, after originations of $5.6 million.

The Company’s loans continued to perform exceptionally well in the third quarter of 2000. Non-performing loans declined to $2.8 million (or 0.15% of loans, net) from the trailing-quarter level of $3.0 million (or 0.17% of loans, net) and from the December 31, 1999 level of $3.1 million (or 0.19% of loans, net). Included in the September 30, 2000 amount were 19 mortgage loans in foreclosure totaling $2.0 million and eleven loans 90 days or more delinquent

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Queens County Bancorp, Inc. Reports 3rd Quarter 2000 Earnings	7 7 7 7 7

totaling $786,000. The Company had no foreclosed real estate at September 30 or June 30, 2000, as compared to $66,000 at December 31, 1999. Accordingly, non-performing assets totaled $2.8 million (or 0.13% of total assets) at September 30, 2000, down from $3.0 million (or 0.15% of total assets) at June 30, 2000 and from $3.2 million (or 0.17% of total assets) at year-end 1999.

In addition, the Company marked its 24th consecutive quarter without any net charge-offs, in the absence of which the allowance for loan losses held steady at $7.0 million at quarter’s end. The $7.0 million represents 248.18% of non-performing loans and 0.38% of loans, net at September 30, 2000, and represents 493.06% of accumulated net charge-offs recorded over the past 13 years.

In addition to the increase in mortgage loans outstanding, the Company’s asset growth was boosted by growth in its portfolios of securities and other loans. While the balance of other loans rose $1.1 million to $9.8 million at September 30, 2000, the balance of securities held to maturity rose $17.8 million, or 9.6%, to $202.4 million, and the balance of securities available for sale rose $2.3 million, or 17.9%, to $15.1 million. These increases offset a $116,000 decline in the balance of mortgage-backed securities held to maturity to $2.0 million. At $6.0 million, the balance of money market investments was consistent with the level recorded at year-end 1999.

Deposits rose $36.6 million to $1.1 billion, reflecting an across-the-board increase in all types of accounts. Core deposits rose $12.6 million to $430.4 million, representing 38.7% of total deposits at September 30, 2000. The increase stemmed from a $4.5 million rise in NOW and money market accounts to $108.0 million, a $3.0 million rise in savings accounts to $277.5 million, and a $5.1 million rise in non-interest-bearing accounts to $45.0 million. The balance of CDs rose $23.9 million to $682.2 million, representing 61.3% of total deposits at September 30, 2000. Additional funding stemmed from an increase in borrowings to $878.0 million from $636.4 million at December 31, 1999.

Supported by cash earnings of $29.8 million in the first nine months of 2000, the Company’s stockholders’ equity totaled $122.7 million at September 30, as compared to $137.1 million at December 31, 1999. The $122.7 million represented 5.68% of total assets and a book value of $7.05 per share, based on 17,406,175 shares. In addition to distributing cash dividends totaling $13.5 million in the nine-month period, the Company allocated $29.8 million toward the repurchase of 1,293,584 Company shares, including $17.1 million for the repurchase of 696,422 shares in the third quarter of the year. Of the shares repurchased during the third quarter, 265,906 were repurchased under the April 11, 2000 share repurchase authorization. An additional $1.5 million was allocated toward the purchase of

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Queens County Bancorp, Inc. Reports 3rd Quarter 2000 Earnings	8 8 8 8 8

Haven Bancorp, Inc. stock. In connection with its acquisition of Haven Bancorp, the Company will buy back up to two million shares of its stock (or a combination of its stock and Haven Bancorp’s stock). Of this number, approximately 500,000 shares had been purchased at quarter’s end. The merger agreement calls for Haven shareholders to receive 1.04 shares of Queens County Bancorp common stock in exchange for each share of Haven Bancorp stock held at the time the acquisition is completed.

The capital position of Queens County Savings Bank continues to be solid, as reflected in regulatory capital ratios that continue to exceed the levels required by the FDIC for classification as a well capitalized bank. At September 30, 2000, the Bank’s leverage capital totaled $148.6 million, or 7.08% of adjusted average assets, while its Tier 1 and total risk-based capital amounted to $148.6 million and $155.6 million, or 10.78% and 11.29% of risk-weighted assets, respectively. The minimum FDIC requirements for a bank’s leverage, Tier 1, and total risk-based capital are 3.00%, 4.00%, and 8.00%, respectively, whereas for classification as a well capitalized bank, the minimum FDIC requirements are 5.00%, 6.00%, and 10.00%, respectively.

Queens County Bancorp, Inc. is the holding company for Queens County Savings Bank, the first savings bank chartered by the State of New York in the New York City borough of Queens. The Bank gathers deposits from its customers in Queens and Nassau counties and invests these funds in the origination of multi-family mortgage loans throughout metropolitan New York. Additional information about the Company and its financial performance is available at www.qcsb.com.

Forward-looking Statements and Risk Factors

This release contains certain forward-looking statements with regard to the Company’s prospective performance, strategies, and pending merger with Haven Bancorp, Inc. within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions. These forward-looking statements are based on current expectations, but actual results may differ materially from anticipated future results. Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the three months ended June 30, 2000 and its Report on Form 8-K filed with the SEC on June 30, 2000.

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Queens County Bancorp, Inc. Reports 3rd Quarter 2000 Earnings	9 9 9 9 9

Forward-looking statements may be identified by their reference to future periods and include, without limitation, those statements relating to the anticipated effects of the pending merger with Haven Bancorp, Inc. The following factors, among others, could cause the actual results of the merger to differ materially from the expectations stated in this news release: the ability of the companies to obtain the required shareholder or regulatory approvals of the merger; the ability of the companies to consummate the merger; the ability to successfully integrate the companies following the merger; a materially adverse change in the financial condition of either company; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis.

In addition, factors that could cause actual results to differ materially from current expectations include a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, and services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this publication. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

The Company and Haven Bancorp, Inc. have filed a joint proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge from Ilene A. Angarola, Vice President, Investor Relations, at Queens County Bancorp, Inc., 38-25 Main Street, Flushing, NY 11354. Documents filed with the SEC by Haven Bancorp, Inc. will be available free of charge from Catherine Califano, Senior Vice President and Chief Financial Officer, at Haven Bancorp, Inc., 615 Merrick Avenue, Westbury, NY 11590.

- Financial Statements and Highlights Follow -

                   QUEENS COUNTY BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CONDITION
                                 (in thousands)

                                                                 SEPTEMBER 30,     DECEMBER 31,
                                                                     2000             1999
                                                                  (unaudited)
                                                                --------------    -------------
ASSETS
Cash and due from banks                                          $    28,473    $    31,224

Money market investments                                               6,000          6,000
Securities held to maturity (estimated market value of
   $198,797 and $180,181, respectively)                              202,428        184,637
Mortgage-backed securities held to maturity (estimated market
   value of $2,016 and $2,135, respectively)                           1,978          2,094
Securities available for sale                                         15,095         12,806
Mortgage loans:
   1-4 family                                                        136,718        152,644
   Multi-family                                                    1,573,206      1,348,352
   Commercial real estate                                            110,696         96,008
   Construction                                                        6,178          4,793
                                                                 -----------    -----------
Total mortgage loans                                               1,826,798
Other loans                                                            9,826          8,741
Less: Unearned loan fees                                              (1,485)        (2,428)
      Allowance for loan losses                                       (7,031)        (7,031)
                                                                 -----------    -----------
Loans, net                                                         1,828,108      1,601,079
Premises and equipment, net                                            9,412         10,060
Deferred tax asset, net                                                6,119          5,496
Other assets                                                          63,201         53,439
                                                                 -----------    -----------
TOTAL ASSETS                                                     $ 2,160,814    $ 1,906,835
                                                                 ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   NOW and money market accounts                                 $   107,970    $   103,422
   Savings accounts                                                  277,474        274,501
   Certificates of deposit                                           682,185        658,238
   Non-interest-bearing accounts                                      44,969         39,857
                                                                 -----------    -----------
Total deposits                                                     1,112,598      1,076,018
                                                                 -----------    -----------
Official checks outstanding                                           18,322         31,189
Borrowings                                                           877,961        636,378
Mortgagors' escrow                                                    16,075         10,288
Other liabilities                                                     13,179         15,821
                                                                 -----------    -----------
Total liabilities                                                  2,038,135      1,769,694
                                                                 -----------    -----------
Stockholders' equity:
   Preferred stock at par $0.01 (5,000,000 shares authorized;
    none issued)                                                        --             --
   Common stock at par $0.01 (60,000,000 shares authorized;
    30,970,693 shares issued; 20,120,453 and 21,010,127 shares outstanding at September 30, 2000 and December 31, 1999,
    respectively)                                                        310            310
   Paid-in capital in excess of par                                  151,863        147,607
   Retained earnings (substantially restricted)                      151,742        150,545
   Less:  Treasury stock (10,850,240 and 9,960,566 shares,          (165,882)      (145,122)
   respectively)
        Unallocated common stock held by ESOP                        (12,108)       (12,388)
        Common stock held by SERP                                     (3,770)        (3,770)
        Unearned common stock held by RRPs                               (41)           (41)
   Accumulated other comprehensive gain, net of tax effect               565           --
                                                                 -----------    -----------
Total stockholders' equity                                           122,679        137,141
                                                                 -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 2,160,814    $ 1,906,835
                                                                 ===========    ===========

                   QUEENS COUNTY BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (unaudited)

                                                      FOR THE                   FOR THE
                                                 THREE MONTHS ENDED         NINE MONTHS ENDED
                                                    SEPTEMBER 30,             SEPTEMBER 30,
                                               ---------------------      ---------------------
                                                 2000        1999           2000        1999
                                               ---------   ---------      ---------   ---------

INTEREST INCOME:
   Mortgage and other loans                    $  36,663   $  33,936      $ 104,392   $  96,424
   Securities                                      3,757       2,631         10,106       7,230
   Mortgage-backed securities                         58         199            180         830
   Money market investments                          145          54            274         387
                                               ---------   ---------      ---------   ---------
Total interest income                             40,623      36,820        114,952     104,871
                                               ---------   ---------      ---------   ---------

INTEREST EXPENSE:
   NOW and money market accounts                     893         763          2,533       1,663
   Savings accounts                                1,442       1,600          4,636       4,729
   Certificates of deposit                         9,320       8,610         25,372      26,490
   Borrowings                                     12,684       8,284         33,352      20,358
   Mortgagors' escrow                                  6           6             19          21
                                               ---------   ---------      ---------   ---------
Total interest expense                            24,345      19,263         65,912      53,261
                                               ---------   ---------      ---------   ---------
       Net interest income                        16,278      17,557         49,040      51,610
Reversal of provision for loan losses               --          --             --        (2,000)
                                               ---------   ---------      ---------   ---------
       Net interest income after reversal of
          provision for loan losses               16,278      17,557         49,040      53,610
                                               ---------   ---------      ---------   ---------

OTHER OPERATING INCOME:
   Fee income                                        545         469          1,536       1,402
   Other                                             719         112          2,088         322
                                               ---------   ---------      ---------   ---------
Total other operating income                       1,264         581          3,624       1,724
                                               ---------   ---------      ---------   ---------

OPERATING EXPENSE:
   Compensation and benefits (1)                   3,500       1,734         10,419       9,324
   Occupancy and equipment                           768         453          2,192       1,624
   General and administrative                      1,238       1,227          3,702       3,681
   Other                                             178         130            530         341
                                               ---------   ---------      ---------   ---------
Total operating expense                            5,684       3,544         16,843      14,970
                                               ---------   ---------      ---------   ---------

Income before income taxes                        11,858      14,594         35,821      40,364
Income tax expense (2)                             4,073       5,819         12,672      15,904
                                               ---------   ---------      ---------   ---------
       NET INCOME                              $   7,785   $   8,775(3)   $  23,149   $  24,460(3)
                                               ---------   ---------      ---------   ---------

       EARNINGS PER SHARE                          $0.45       $0.47          $1.30       $1.31
       DILUTED EARNINGS PER SHARE                  $0.45       $0.46          $1.29       $1.28
                                               =========   =========      =========   =========

(1)  Includes non-cash items of $0.541 million, $0.627 million, $1.383 million, and $1.950 million, respectively.
(2)  Includes non-cash items of $0.450 million, $2.155 million, $3.156 million, and $5.747 million, respectively.
(3)  Third quarter 1999 data includes an after-tax curtailment gain of $862,000 stemming from the freezing of the Bank's defined benefit pension plan;
     nine-months 1999 data includes the curtailment gain and a net benefit of
     $1.1 million stemming from the reversal of the allowance for loan losses in the first quarter.

                   QUEENS COUNTY BANCORP, INC. AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                                   (unaudited)

                                                     AT OR FOR THE                 AT OR FOR THE
                                                   THREE MONTHS ENDED            NINE MONTHS ENDED
                                                     SEPTEMBER 30,                 SEPTEMBER 30,
                                               ---------------------------   ---------------------------
                                                   2000          1999(1)         2000           1999(2)
                                               ------------   ------------   ------------   ------------
 PERFORMANCE RATIOS:
 Return on average assets                           1.48%          1.65%          1.54%          1.66%
 Return on average stockholders' equity            23.83          23.49          23.50          22.00
 Stockholders' equity to total assets               5.68           6.93           5.68           6.93
 Interest rate spread                               2.98           3.41           3.10           3.49
 Net interest margin                                3.23           3.75           3.40           3.89
 Operating expense to average assets                1.08           1.08           1.12           1.22
 Efficiency ratio                                  32.40          28.50          31.98          31.12
 Average interest-earning assets to
    average interest-bearing liabilities            1.06x          1.09x          1.12x          1.10x

 CASH EARNINGS DATA:

                                               ------------                  ------------
 Earnings                                         $9,470        $11,410        $29,770        $32,380
 Earnings per share                                 0.55           0.62           1.67           1.74
 Diluted earnings per share                         0.54           0.61           1.65           1.70
 Return on average assets                           1.81%          2.38%          1.98%          2.38%
 Return on average stockholders' equity            28.99          33.87          30.22          31.60
 Operating expense to average assets                0.98           1.07           1.03           1.22
 Efficiency ratio                                  29.32          25.05          29.36          27.46
                                               ------------                  ------------

 PER SHARE DATA:
 Earnings per share                                $0.45          $0.43          $1.30          $1.21
 Diluted earnings per share                         0.45           0.42           1.29           1.18
 Book value per share                               7.05           7.62           7.05           7.62
 Shares used for book value computation       17,406,175     18,439,602     17,406,175     18,439,602
 Shares used for EPS computation              17,271,147     18,531,332     17,795,694     18,602,566
 Shares used for diluted EPS computation      17,494,067     18,981,858     17,995,086     19,054,771
 Total shares issued and outstanding          20,120,453     21,237,774     20,120,453     21,237,774

                                                                      AT                 AT
                                                                 SEPTEMBER 30,       DECEMBER 31,
                                                                 -------------       ------------
                                                                     2000               1999
                                                                 -------------       ------------
 ASSET QUALITY RATIOS:
 Non-performing loans to loans, net                                   0.15%            0.19%
 Non-performing assets to total assets                                0.13              0.17
 Allowance for loan losses to non-performing loans                  248.18            226.22
 Allowance for loan losses to loans, net                              0.38              0.44
 Allowance for loan losses to accumulated net
    charge-offs since 1987                                          493.06            493.06

 REGULATORY CAPITAL RATIOS (BANK ONLY) (3):
 Leverage capital ratio                                               7.08%            8.63%
 Tier 1 risk-based capital ratio                                     10.78             13.80
 Total risk-based capital ratio                                      11.29             14.36

(1)  Third quarter 1999 data excludes an after-tax curtailment gain of $862,000, or $0.04 per share, pursuant to the freezing of the Bank's defined benefit pension plan at September 30.
(2)  Data for the nine months ended September 30, 1999 excludes the curtailment gain cited in footnote 1 and a net benefit of $1.1 million, or $0.06 per share, stemming from the reversal of $2.0 million from the allowance for loan losses in the first quarter.
(3)  2000 data reflects the transfer of $57.8 million in capital from the Bank to the Company in the first nine months of the year.